As filed with the Securities and Exchange Commission on May 21, 1999 Registration No. 333-65219



                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 5


                                     FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         RESEARCH FRONTIERS INCORPORATED
             (Exact name of the Company as specified in its charter)

         Delaware                           2899                    11-2103466
(State or other jurisdiction (Primary Standard Industrial       (I.R.S. Employer
 of incorporation or          Classification Code Number) Identification Number)
   organization)
                               240 Crossways Park Drive
                            Woodbury, New York 11797-2033
                                   (516) 364-1902
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                            Robert L. Saxe, President
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copies to:

               Joseph M. Harary, Vice President and General Counsel
                         Research Frontiers Incorporated
                              240 Crossways Park Drive
                          Woodbury, New York 11797-2033
                                  (516) 364-1902

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of                             Proposed maximum Proposed maximum Amount of
Shares              Amount to        offering price   aggregate        registra-
to be registered    be registered(1) per Share        offering price   tion fee

Common Stock,$0.0001
par value per share  2,331,000 shares $6.59375       $15,370,031.25 $4,534.16(2)


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The shares of common stock being registered are issuable pursuant to the exercise of a class A warrant and class B warrant (the "Warrants"). The proposed maximum offering price per share of $6.59375 was calculated based upon the average of the high and low trading price per share of common stock on the Nasdaq National Market System on September 25, 1998 which was within five business days of the original filing of this Registration Statement. In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Previously paid as part of $4,743.60 fee paid upon filing of Registration Statement on Form S-3 (Reg. No. 333-65219) on October 1, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


  Prospectus



                 Research Frontiers Incorporated


                2,331,000 Shares of Common Stock


  Ailouros Ltd. is underwriting the sale of up to 2,331,000 shares of common stock of Research Frontiers.


  Research Frontiers' common stock trades on the Nasdaq National
  Market System under the trading symbol "REFR." On May 20, 1999, the last sales price of a share of common stock was $8.6875.



  Please read and consider carefully the risk factors beginning on page 4 if you are deciding whether or not to invest in our common stock.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                          Ailouros Ltd.


       The date of this prospectus is May 21, 1999.

                            THE COMPANY

Research Frontiers' business is to develop and license its suspended particle technology for controlling the amount of light passing through the device. Such suspended particle devices are often referred to as "SPDs" or "light valves." Our offices are located at: 240 Crossways Park Drive, Woodbury, NY 11797 (telephone: 516-364-1902).

SPDs use microscopic light-absorbing particles that are either in a liquid suspension or a film. The microscopic particles align when an electrical voltage is applied. This permits light to pass through the device, and allows the amount of light to be controlled. The first light valve of this type was invented by Dr. Edwin Land, founder of Polaroid Corporation, in 1932. Since 1965, Research Frontiers has been actively working to develop and license its own technology, which it protects using patents, trade secrets and know- how. Although patent and trade secret protection is not a guarantee of commercial success, Research Frontiers currently has 17 United States patents, 6 pending patent applications in the United States, 30 foreign patents, and 68 pending foreign patent applications protecting its technology.

SPD technology may have wide commercial applications in many types of products where variable light transmission is desired, such as

o  "smart" windows
o   variable light transmission eyewear such as goggles and sunglasses
o self-dimmable automotive sunroofs, sun visors and rear-view mirrors, and
o flat panel information displays for use in computers, televisions, telephones and other electronic instruments.

Various licensees of Research Frontiers have developed prototypes of smart window, automotive and eyewear products. Also, prototypes of flat panel displays and self-dimming automotive rear-view mirrors have also been developed. These prototypes demonstrate the feasibility and operation of the products they relate to, but they may need additional product design, engineering or testing before commercial products are introduced. Our licensees may consider the exact stage of development, product introduction strategies and timetables, and other plans to be proprietary or secret.

The following table summarizes Research Frontiers' existing license and option agreements and lists the year these agreements were entered into:

Licensee or Optionee        Products Covered                      Territory

General Electric Company    SPD film for other licensees and      Worldwide
                            prospective licensees (1995)

Glaverbel, S.A.             Automotive vehicle rear-view mirrors,  Worldwide
                            transportation vehicle sun visors,and (exceptKorea
                            architectural and automotive windows   for windows)
                            (1996)

Hankuk Glass Industries Inc.Broad range of SPD light control products Worldwide including windows, flat panel displays,
                            automotive vehicle rear-view mirrors,
                            sun visors, and sunroofs; SPD film for
                            licensees and prospective licensees (1997)

Material Sciences Corp.     Architectural and automotive windows,  Worldwide
                            SPD film for other licensees, prospective licensees and architectural and automotive window companies (1997)

Vision-Ease Lens Azusa,Inc. Eyewear (1997)                         Worldwide

Saint Gobain Vitrage, S.A.  Architectural Windows (option)(1994)   Worldwide
                                                                  (except Korea
                                                              and South America)

Sanyo Electric Co., Ltd.    Flat panel displays (1995)             Worldwide

Licensees will pay us a 4-10% royalty on the sale of licensed products, and may also be required to pay us minimum annual royalties. Research Frontiers' license agreements typically allow the licensee to terminate the license after some period of time, and give Research Frontiers only limited rights to terminate before the license expires. Most licenses are non-exclusive and generally last as long as our patents remain in effect. The license granted to Hankuk Glass Industries is exclusive within Korea for certain applications through December 2004. Vision-Ease's license for eyewear is exclusive during the term of the license. To our knowledge, three of our licensees, Hankuk Glass Industries, Vision-
Ease, and Material Sciences Corporation, currently have active programs for developing SPD products. One or more other licensees may become more active, and additional companies may become licensees, if and when an SPD film becomes available. To the extent that an inactive licensee's license agreement is listed above, it is only done so as a matter of completeness to reflect those companies who we believe are permitted to use SPD technology, and does not imply that these inactive licensees will produce products in the future using SPD technology, or that their license agreement permitting them to do so will remain in effect.

Research Frontiers' main goals in its research and development are:

o developing wider ranges of light transmission and quicker switching speeds,
o  developing different colored particles,
o  reducing the voltage required to operate SPDs, and
o obtaining data and developing improved materials regarding environmental stability and longevity.

Research Frontiers spent about $1,647,000, $1,831,000, and $1,712,000 during the years ended December 31, 1998, 1997, and 1996, respectively, for research and development. Research Frontiers plans to engage in substantial continuing research and development activities.

Six of Research Frontiers' eleven full-time employees are principally engaged in research and development activities. Of these six employees, two have obtained a doctorate in chemistry, one has a masters in chemistry, two have extensive industrial experience in electronics and electrical engineering, and one has majored in physics. Two employees also have additional postgraduate degrees in business administration. Also our suppliers and licensees have people on their teams with advanced degrees in a number of areas relevant to the commercial development of products using our technology.

                   RISK FACTORS

There are risks associated with investing in companies such as ours who are engaged in research and development. Because of these risks, you should only invest if you are able to bear the risk of losing your entire investment. Before investing, in addition to risks which could apply to any issuer or offering, you should also consider the business we are in and the following:

Research Frontiers has a history of operating losses, expects to incur additional losses in the future, and consequently may need additional funds in the future to continue its operations. To date, Research Frontiers' has lost money, and we expect to lose money in the foreseeable future. Because we expect that our future revenues will consist primarily of license fees, unless our licensees produce and sell products using our technology, Research Frontiers will not be profitable. There is no guarantee that we will ever be profitable. Since Research Frontiers was started in 1965 through December 31, 1998, its total net loss was $26,357,709. In 1998 our net loss was $2,617,941 and was $3,229,445 in 1997.


We have funded our operations by selling our common stock to investors.
If we need additional money, there is no guarantee that it will be available when we need it, or on favorable terms.


Research Frontiers depends upon the activities of its licensees in order to be profitable. We do not directly manufacture or market products using SPD technology. To date, no products have been sold by our licensees, and since it is up to our licensees to decide when and if they will introduce products using SPD technology, we cannot predict when and if our licensees will introduce such products. Research Frontiers' SPD technology is currently licensed to six companies. Other companies are also evaluating the technology for use in various products. In the past, some companies have evaluated our technology without proceeding further. Also, we do not intend to manufacture products using SPD technology. Instead we intend to continue to license our technology to manufacturers of end products and films. We expect that our licensees would be primarily responsible for marketing and manufacturing.

Products using SPD technology have not yet been introduced into the marketplace. Developing products using new technologies can be risky because problems, expenses and delays frequently occur. Research Frontiers cannot control whether or not its licensees will develop SPD products. Some of our licensees appear to be more active than others, and some licensees appear to be inactive. There is no guarantee when or if our licensees will successfully produce any commercial product using SPD technology.

SPD technology is the only technology Research Frontiers works with, so that our success depends upon the viability of SPD technology which has yet to be proven. We have not fully ascertained the performance and long-term reliability of our technology, and therefore there is no guarantee that our technology will successfully be incorporated into all of the products which we are targeting for use of SPD technology. We expect that different product applications for SPD technology will have different performance and reliability specifications. For example, SPD eyewear requiring batteries may need to use lower voltages than SPD windows used in homes or offices, yet may not need to last as long or be exposed to as harsh an environment. We expect that our licensees will primarily be responsible for reliability testing, but that we may also continue to do reliability testing so that we can more effectively focus our research and development efforts towards constantly improving the performance characteristics and reliability of products using SPD technology.

                       AVAILABLE INFORMATION

Research Frontiers files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary
Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as Research Frontiers, that file electronically with the SEC. Additional information about us can also be found at our web site at http://www.refr-spd.com.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus our:


o   annual report on Form 10-K for the fiscal year ended December 31, 1998
o   quarterly report on Form 10-Q for the fiscal quarter ended
     March 31,1999, and
o any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the common stock offered under this prospectus is sold.


This prospectus is part of a registration statement we filed with the SEC. As permitted by the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. In each case you should refer to the copy of such contract or document filed as an exhibit to the registration statement.

We will provide each person to whom this prospectus is delivered, a copy of any information we have incorporated by reference but have not delivered along with this prospectus. If you would like a copy of any document incorporated herein by reference, other than exhibits unless such exhibits are specifically incorporated by reference in any such document, you can call or write to us at our principal executive offices:
240 Crossways Park Drive, Woodbury, New York 11797-2033,
Attention: General Counsel (telephone: (516) 364-1902). We will provide this information without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered upon written or oral request.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus or in any supplement to this prospectus. If given or made, you must not rely on such information or representation as having been authorized by Research Frontiers or by Ailouros. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create an implication that there has not been any change in the affairs of Research Frontiers since the date of this prospectus or that the information contained herein is correct or complete as of any time after the date of this prospectus.

This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person, or by anyone, in any jurisdiction in which such offer or solicitation may not lawfully be made.

The information set forth herein and in all publicly disseminated information about Research Frontiers, includes "forward-looking statements" within the meaning of Section 21E of the Securities
Exchange Act of 1934, as amended, and is subject to the safe harbor created by that section. Readers are cautioned not to place undue reliance on these forward-looking statements as they speak only as of the date of this prospectus and are not guaranteed.

                             DIVIDENDS

Research Frontiers has never paid any cash dividends and does not expect to pay any cash dividends for the foreseeable future.

                          USE OF PROCEEDS

If you buy stock offered by Ailouros under this prospectus, it means that either Research Frontiers has required Ailouros to exercise its class A warrant or Ailouros has decided to exercise its class B warrant.
Research Frontiers will not directly receive any proceeds from the stock you buy from Ailouros. However, Research Frontiers will receive from Ailouros the aggregate exercise price of the warrants if such warrants are exercised by Ailouros.

Research Frontiers received $10,000 for issuance of the warrants. It would receive total gross proceeds of $15 million if the class A warrant is exercised in full, and would receive gross proceeds of $1,080,000 if the class B warrant is exercised in full.

We currently do not have any specific plans for money we receive from Ailouros from their exercise of the warrants. We are raising the money at this time because it is available on terms which we feel are very attractive. If Research Frontiers spends the money raised in this offering, we expect to use it for research and development, working capital, possible acquisitions, and for general corporate purposes including executive compensation and other payroll expenses, in such amounts as Research Frontiers, in its discretion, deems appropriate. Until this money is used, we intend to invest such funds in money market funds and other interest-bearing investments. We do not currently believe that we will need additional funds to accomplish our goals.

                        SELLING STOCKHOLDER

Research Frontiers is registering the common stock issuable to Ailouros upon exercise of the warrants. Ailouros is a privately-owned and independent institutional money management and investment fund.
Ailouros' Managing Director, Michael Katz, manages the fund's portfolio and has sole voting, investment and dispositive power over the warrants and all common stock issuable upon exercise of the warrants. Ailouros does not, and has never, held any position, office or other material relationship with Research Frontiers. Ailouros' main offices are located in London.


The following table sets forth certain information regarding Ailouros' beneficial ownership of our common stock as of the date of this prospectus. This table assumes that Research Frontiers requires
Ailouros to exercise the class A warrant, and that Ailouros sells all stock received by it in this offering. Ailouros can not own all shares listed below at any one time because under the terms of the class A warrant, Ailouros can not own more than 4.9% of Research Frontiers' stock. If Ailouros sells all of the stock from this offering, it will own less than 1% of the outstanding shares.


                    Shares Beneficially Number of
                      Owned Prior to    Shares Offered
                       Offering         by Selling
Beneficial Owner       Number      %    Shareholder

  Ailouros Ltd.       2,343,500  17.6   2,331,000

The numbers used in this table are estimates. It is not possible to calculate the exact number of shares of common stock which will be ultimately issued upon exercise of the class A warrant because the number of shares of common stock into which the class A warrant is exercisable depends upon:

o whether Research Frontiers requires Ailouros to exercise all or part of the class A warrant issued to it, and
o the market price of Research Frontiers' common stock from time to time.


The aggregate exercise price of the class A warrant owned for by Ailouros is $15 million. If the entire $15 million were exercised by Ailouros, based upon market conditions as of the date of this prospectus, the class A warrant would be exercisable into 1,784,588 shares of common stock. If these shares plus the 131,000 shares issuable upon exercise of the class B warrant were issued, this would represent
14.88 percent of the total shares of common stock outstanding.
However, as stated above, under the terms of the class A warrant, Ailouros can not own more than 4.9% of Research Frontiers' common stock.


As of the date of this prospectus:

o no put notices have been issued by Research Frontiers requiring Ailouros to exercise the class A warrant,
o the class A warrant and the class B warrant have not been exercised, and
o    no common stock has been issued upon exercise of such warrants.

                     DESCRIPTION OF SECURITIES

Common Stock


Research Frontiers can issue 100,000,000 shares of common stock, $0.0001 par value per share. 10,955,780 shares were outstanding as of the date of this prospectus. Holders of common stock are entitled to one vote per share on matters submitted to shareholders for their approval, to dividends if declared by Research Frontiers, and to share in any distribution of Research Frontiers' assets. All outstanding shares of common stock are fully paid for and non-assessable. Holders of common stock do not have cumulative voting rights or preemptive rights. Therefore, a minority stockholder may be less able to gain representation on Research Frontiers' board of directors.


The Warrants

On October 1, 1998, Research Frontiers sold Ailouros the class A warrant and the class B warrant. By raising money through the exercise of the class A warrant, Research Frontiers can choose when and if it raises money through future equity offerings, and the size of such offerings. It also allows Research Frontiers to take into account prevailing market conditions and corporate opportunities, and to control the general price at which its common stock is sold to Ailouros. This gives Research Frontiers a source of equity funding on terms we think are very favorable if and when we need it.

Class A Warrant

o The class A warrant is a put option which allows Research Frontiers to require Ailouros to buy from Research Frontiers a dollar amount of common stock set from time to time by Research Frontiers. We can raise a maximum of $15 million over the life of the class A warrant, and we can raise between $0 to $1.5 million during each three-month period set by us. We may also choose not to issue any shares of common stock under the class A warrant.

o Research Frontiers, at its discretion, sets the dollar amount of the class A warrant to be exercised, and the minimum or floor price per share below which such warrant may not be exercised. We can reset this amount before each three-month exercise period begins. Therefore, at the beginning of each three-month period, Research Frontiers can control the amount of common stock to be issued under the class A warrant, and the minimum price per share paid by Ailouros.


o Unless Research Frontiers and Ailouros agree otherwise, the amount that Research Frontiers can require Ailouros to buy during any three-month period is also limited to 7% of the dollar trading volume in Research Frontiers' common stock for the prior three-month period, or the three-month period before that, whichever is lower.

o The exercise price is the price paid by Ailouros for each share of common stock. The exercise price per share is the lesser of (1) $15.00 or (2) 92% of the average of the high and low trading prices per share for each of the seven trading days before the date of exercise, but can never be lower than the floor price set by Research Frontiers from time to time.

o   The class A warrant expires on December 31, 2001.

Research Frontiers' decision whether to require Ailouros to exercise the class A warrant may depend upon a variety of factors. These factors may include:

o  our need for additional funding
o  when such funding is required
o  the current and anticipated market price for Research Frontiers' common stock
o  the availability and terms of equity funding elsewhere
o  general market conditions.

Each three-month period begins on the date specified in our put notice to Ailouros, and ends on the earlier of the date three months later or when the entire amount of stock which Ailouros is obligated to buy from us during such three-month period has been exercised. The three-month periods may not necessarily be consecutive.

If we decide to require Ailouros to purchase the amount we specify, Ailouros would then exercise a portion of the class A warrant during such three-month period into the number of shares of common stock which equals the amount specified by us divided by the exercise price in effect at the time. During each three-month period in which Ailouros is required to buy shares of common stock from Research Frontiers, Ailouros must send us a notice of exercise.

Ailouros' obligation to exercise the class A warrant and buy common stock during such three-month period is suspended for so long as the exercise price is lower than the floor price. Thus, while the exercise price is determined by the timing of Ailouros' notice of exercise within any three-month period and by the market price for Research Frontiers' common stock, Research Frontiers sets the ultimate floor price during such period.

To give an example of how this would work: If Research Frontiers wanted to raise $500,000 during the course of the next three months, it would send Ailouros a put notice specifying that Ailouros must exercise $500,000 worth of the class A warrant during such three month period. Research Frontiers' put notice would also contain a floor price under which the class A warrant may not be exercised. If Ailouros decided to exercise $100,000 of this amount the next day, it would send Research Frontiers $100,000 along with a notice of exercise stating that it was exercising $100,000 of the class A warrant and that $400,000 of the class A warrant remains to be exercised during the remainder of the
three-month period.   If the average of the high and low trading prices
per share of Research Frontiers' common stock during the seven days prior to Ailouros' exercise was $10 per share, and the floor price set by Research Frontiers was not above $10 per share, then Research Frontiers would issue to Ailouros 10,000 shares of common stock. During the remainder of the three-month period, Ailouros would send Research Frontiers notices of exercise for the remaining $400,000.

Class B Warrant

o The class B warrant is initially exercisable into 65,500 shares of common stock, but can be exercisable into an additional 65,500 shares if, among other things, Research Frontiers has not sent Ailouros at least three put notices requiring them to buy common stock from Research Frontiers under the class A warrant by December 31, 2001.

o   The exercise price per share of the class B warrant is $8.25.

o   The class B warrant expires on September 30, 2008.

                       PLAN OF DISTRIBUTION

Ailouros Ltd. is underwriting the sale of up to 2,331,000 shares of common stock of Research Frontiers. Ailouros will buy these shares from us at the price specified in certain warrants, and may sell these shares in the open market, or may decide to keep them for investment. Ailouros may sell its shares from time to time in the open market at market prices or at other prices agreed to between Ailouros and the buyer. Ailouros can act independently of Research Frontiers in making decisions with respect to the timing, manner and size of each sale.

Research Frontiers will bear all of the expenses in connection with the registration of the shares of common stock which is estimated to be $50,000.

As an underwriter, Ailouros is subject to certain rules and restrictions, including an obligation to deliver copies of this prospectus, restrictions on certain market making activities and stabilizing transactions in the market. These regulations, as well as the terms of the warrants, may limit Ailouros' selling activities. Also, Ailouros, and any person related to Ailouros or acting in connection with Ailouros, may not:

o sell any shares of Research Frontiers short or enter into any other hedging transaction so long as the class A warrant or the class B Warrant is outstanding,

o create the lowest reported sales price for the common stock of Research Frontiers on any trading day, or

o offer to sell shares of Research Frontiers' common stock at a price lower than the then prevailing bid price for the common stock.

Any broker-dealers, agents or underwriters that participate with Ailouros in the distribution of these shares may also be underwriters. Any commissions received by them and any profit on the resale of the common stock purchased by them may be considered underwriting commissions or discounts under the securities laws.

                              EXPERTS

The financial statements of Research Frontiers as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is also incorporated by reference into this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

                           LEGAL MATTERS

The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., Research Frontiers' Vice President and General Counsel. Mr. Harary holds common stock and options to purchase common stock granted pursuant to Research Frontiers' 1992 Stock
Option Plan and 1998 Stock Option Plan totaling 356,574 shares.

                         TABLE OF CONTENTS

Prospectus Cover Page. . . . . . . . . . . . . . . . . . . . . . .1
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Available Information. . . . . . . . . . . . . . . . . . . . . . .5
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . .6
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . .7
Description of Securities. . . . . . . . . . . . . . . . . . . . .8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . 10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 11

                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

As described in Item 15, the Certificate of Incorporation of Research Frontiers provides for the indemnification of certain persons. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Certificate of Incorporation or By-Laws of Research Frontiers, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 14.  Other Expenses of Issuance and Distribution.

Estimated expenses relating to the distribution of the Common Stock registered herein are set forth below. Such expenses will be paid by Research Frontiers.

     Registration Fee under the Securities Act of 1933 $   4,743.60
     Nasdaq Listing Fee  . . . . . . . . . . . . . . . .$ 17,500.00
     Accounting fees and expenses  . . . . . . . . . . $   2,000.00
     Legal and due diligence fees and expenses . . . . . $25,000.00
     Miscellaneous expenses. . . . . . . . . . . . . . $     756.40
          Total. . . . . . . . . . . . . . . . . . .    $ 50,000.00

All of the amounts set forth above, except for the filing fees for the Securities and Exchange Commission, are estimated and subject to future contingencies.

Item 15.  Indemnification of Directors and Officers.

Article EIGHTH of Research Frontiers' Certificate of Incorporation provides for the indemnification of Research Frontiers' officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "GCL").

Section 145 of the GCL provides as follows:

     145 Indemnification of Officers, Directors, Employees and Agents;
Insurance

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation' obligation to advance expenses (including attorneys' fees).

     Article NINTH of Research Frontiers' Certificate of Incorporation provides for the elimination of any personal liability for monetary damages of directors to the Corporation or its stockholders for breach of fiduciary duty, for negligence or for taking or omitting to take any action to the fullest extent permitted by Section 102(b) (7) of the GCL.

     Section 102(b) (7) of the GCL provides as follows:

     (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

Item 16.  Exhibits.


4.1 Subscription Agreement between Research Frontiers and Ailouros Ltd. dated as of October 1, 1998. (1)
4.2  Class A Warrant between Research Frontiers and Ailouros Ltd.
     dated as of October 1, 1998. (1)
4.3  Class B Warrant between Research Frontiers and Ailouros Ltd.
     dated as of October 1, 1998. (1)
5.1  Opinion re legality of the Common Stock and issuance thereof. (2)
23.1 Consent of KPMG LLP (Filed herewith).
23.2 Consent of Joseph M. Harary (included in Exhibit 5.1)
24.  Power of Attorney.  (1)
------------------------------------
(1)  Incorporated by reference to the exhibit filed with Research
     Frontiers' Registration Statement on Form S-3 (No. 333-65219) on
     October 1, 1998.
(2)  Incorporated by reference to the exhibit filed with Research
     Frontiers' Registration Statement on Form S-3 (No. 333-65219) on
     December 24, 1998.

Item 17.  Undertakings.

       The undersigned registrant undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on May 20, 1999.


                              RESEARCH FRONTIERS INCORPORATED
                              (Registrant)

                              By:/s/ Robert L. Saxe

                              Robert L. Saxe, President,Treasurer,
                              Principal Executive, Financial and
                              Accounting Officer.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date


/s/ Robert L. Saxe   Chairman of the Board, President   May 20, 1999
    Robert L. Saxe   Treasurer and Director (Principal
                     Executive, Financial and Accounting
                     Officer)

/s/ Robert M. Budin* Director                           May 20, 1999
    Robert M. Budin

/s/ Bernard D. Gold* Director                           May 20, 1999
    Bernard D. Gold

/s/ Joseph M. Harary Director                           May 20, 1999
    Joseph M. Harary


*By: /s/ Robert L. Saxe
     Robert L. Saxe as attorney-in-fact

                                                       EXHIBIT 23.1


                   INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated


          We consent to the use of our report dated February 19, 1999, except as to note 11, which is as of March 25, 1999, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.

                  /s/ KPMG LLP
                      KPMG LLP



Melville,  New York
May 21, 1999